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                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                   FORM 8-K

              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                     THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT  (DATE OF EARLIEST EVENT REPORTED): NOVEMBER 25, 1997


                         APPAREL TECHNOLOGIES, INC.
            (Exact Name of Registrant as Specified in its Charter)



      DELAWARE                           0-23138             95-4374952
(State or Other Jurisdiction           (Commission         (I.R.S. Employer
of Incorporation or Organization)      File Number)        Identification No.)



        2300 SOUTH EASTERN AVENUE, CITY OF COMMERCE, CALIFORNIA 90040
                   (Address of principal executive offices)



REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (213) 725-4955


FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT:

                         AMERICAN CINEMASTORES INC.

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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

    On November 25, 1997 (the "Closing Date"), Apparel Technologies, Inc. (the "Registrant"), through its wholly owned French subsidiary, completed the acquisition of all of the assets of Cactus Europe SARL, a French corporation ("Cactus"), pursuant to an Asset Purchase Agreement dated November 25, 1997, by and among the Registrant, Cactus and James Tick, the sole shareholder of Cactus ("Tick").

    Cactus is principally engaged in the business of providing digital production of designs on fabric, with its executive offices and production facilities in Paris, France. The acquired operations will remain in Paris and will be consolidated into the Registrant's European digital printing operations.

    Pursuant to the terms of the Asset Purchase Agreement, the Registrant acquired all of the assets of Cactus and assumed substantially all of its liabilities, estimated at approximately $550,000. As additional consideration for the acquisition, the Registrant issued 40,000 restricted shares of its Common Stock to Tick and made a cash payment of $20,000. In addition, pursuant to employment agreements entered into on the Closing Date, Tick has agreed to be employed by the Registrant for three years for additional cash and equity compensation. The purchase price was determined through arms' length negotiations among Cactus, Tick and the Registrant. Prior to entering into the Asset Purchase Agreement there was no material relationship between Cactus or Tick, and the Registrant or any of its officers, directors, affiliates or associates.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a ),(b)   Financial Statements of Business Acquired; Pro Forma Financial
Information.

    The Registrant intends to file financial statements and pro forma financial information relating to the acquisition of Cactus within 60 days of the Closing Date, in accordance with applicable regulations of the Securities and Exchange Commission.

(c) Exhibits.

    2.1 Asset Purchase Agreement dated November 25, 1997, by and among the Registrant, Cactus and Tick.

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                                  SIGNATURES


    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.



                                  APPAREL TECHNOLOGIES, INC.
                                          (Registrant)


Date: December 9, 1997            By: /s/ Kathryn Van Ness
                                    ----------------------
                                  Kathryn Van Ness,
                                  President and Chief Executive Officer